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                                                                    Exhibit 99.1

                    7961 SHAFFER PARKWAY
                    SUITE 5
    [LOGO]          LITTLETON, COLORADO 80127
                    TELEPHONE (720) 981-1185
                    FAX (720) 981-1186

                                           Trading Symbol: VGZ
                                            Toronto and American Stock Exchanges

______________________________________NEWS______________________________________

VISTA GOLD CORP. ANNOUNCES YEAR-END FINANCIAL RESULTS AND RECENT DEVELOPMENTS

DENVER, COLORADO MARCH 30, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ) announced today its financial results for the year ended December 31, 2003, as filed on March 30, 2004 with the U.S. Securities and Exchange Commission in the Corporation's Annual Report on Form 10-K. For the year ended December 31, 2003, Vista reported a consolidated net loss of US$2.7 million or $0.22 per share compared to the 2002 consolidated net loss of US$2.8 million or US$0.41 per share.

The Corporation received net cash from financing activities of US$8.1 million in 2003 compared to US$6.8 million in 2002. Net cash used in investing activities in 2003 was US$3.0 million compared to US$1.2 million in 2002, and in 2003, uses of cash included the acquisition of six gold properties, funding of exploration activities and land holding costs. Net cash used for operations in 2003 was US$3.0 million compared to US$3.5 million in 2002. The unused cash received from financing activities in 2003 is on hand as working capital.

The financial position of the Corporation included current assets at December 31, 2003, of US$6.5 million compared to US$4.1 million in 2002 and total assets of US$26.3 million at December 31, 2003, compared to US$20.7 million in 2002. Total liabilities at December 31, 2003, were US$4.6 million compared to US$5.3 million in 2002 and shareholders' equity was US$21.7 million at December 31, 2003, compared to US$15.4 million in 2002. The Corporation's working capital as of December 31, 2003, was US$6.1 million which increased by US$2.6 million from US$3.5 million in 2002.

Due to the timing of non-discretionary and discretionary spending, working capital of US$6.1 million as of December 31, 2003, was not sufficient to cover estimated 2004 cash requirements of US$8.8 million which includes bond payments for Hycroft, general operations, exploration activities and land holding costs. As a result, the Form 10-K contains a going concern qualification from the Corporation's independent auditors. However, subsequent to year end 2003, warrants have been exercised providing US$2.2 million in cash for the Corporation, which has reduced the expected shortfall for 2004 to approximately US$0.5 million. In addition, there are outstanding warrants presently "in the money" that if now exercised, would provide approximately US$8.9 million in additional cash. There are, however, no assurances that any of these warrants will be exercised during 2004 and Vista may find it necessary to raise additional funds through private placements. While Vista has been successful in raising money by private placements in the past, there are no guarantees that Vista will be successful in the future. Management believes, however, that absent sufficient funding through warrant exercises or private placements, sale or joint venture of one or more of Vista's current projects will generate sufficient funds to cover any shortfall in 2004.


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SELECTED FINANCIAL DATA

                                                               YEARS ENDED DECEMBER 31
                                                               -----------------------
U.S. $ 000'S, EXCEPT LOSS PER SHARE                        2003                   2002

                                                           ----                   ----
RESULTS OF OPERATIONS
Net loss                                             $     (2,745)           $     (2,775)
Basic and diluted loss per share                     $      (0.22)           $      (0.41)

Net cash used in operations                          $     (3,008)           $     (2,847)
Net cash used in investing activities                      (3,002)                 (1,211)
Net cash provided by financing activities                   8,087                   6,827

FINANCIAL POSITION
Current assets                                       $      6,485            $      4,105
Total assets                                               26,280                  20,688
Current liabilities                                           408                     598
Total liabilities                                           4,577                   5,263
Shareholders' equity                                       21,703                  15,425

Working capital                                      $      6,077            $      3,507

On another matter, Vista received notice on March 30, 2004, that the U.S. Bureau of Land Management, Nevada State Office ("BLM") accepted the replacement bond for the Hycroft Mine in Nevada in the amount of US$6.8 million. The new insurance/assurance bonding instrument, as further described in the press release of January 22, 2004, provided through member companies of American International Group, Inc. replaces the existing bond made up of a US$5.1 million non-cash collaterized bond from American Home Assurance Company, letters of credit of US$1.7 million posted directly with the BLM and the existing indemnity agreement between Vista and its wholly-owned subsidiary Hycroft Resources & Development, Inc.

The annual general meeting of the Corporation's shareholders has been scheduled for Monday, May 10, 2004 at 10:00 a.m., Vancouver time, at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.










The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The

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Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com